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EXHIBIT 10.4

Keith J. Peden                    Raytheon Company
Vice President and Deputy         Executive Offices
Director Human Resources          141 Spring Street
781 860 2380                      Lexington, Massachusetts
781 860 2912 fax                  02421  USA

                                                        March 13, 2000

Mr. Shay D. Assad
7 School Street
Hopkinton, MA  01748

           Re: Retention Bonus

Dear Shay:

         Raytheon Company is exploring various alternatives with respect to Raytheon Engineers and Constructors, Inc. (hereinafter "RE&C"), including its sale to a third party. This letter sets forth the special incentive arrangement and conditions for which you will be eligible in connection with your continued employment and cooperation in the potential sale of RE&C.

        Raytheon will decide in its sole discretion if and when it will proceed with the sale of RE&C, or any portion of the assets of RE&C and the terms and conditions upon which any sale or sales shall be effected. Nothing contained herein shall obligate the sale of RE&C, any portion thereof or assets of RE&C at this or any other time.

         1. You agree to assist and fully cooperate with RE&C in all matters related to its efforts to sell, and to do and perform all tasks reasonably requested of you to support and bring about such sale. Furthermore, in recognition of RE&C's desire that you make yourself available for employment with the eventual buyer should the buyer desire to retain your services, you agree to review and consider in good faith employment offers, if any, made by the Buyer.

         2. Change In Control. The Company agrees that the successful change in control of RE&C shall constitute a qualifying event for purposes of your Raytheon Company Change in Control Severance Agreement ("CIC Agreement") dated November 22, 1995, as amended. Consequently, you shall be entitled to the Severance Benefit provided in Section 1.9 and the Excise Tax Payments, if applicable, as set forth in Section 5. The amount due under the CIC Agreement shall be paid to you within twenty (20) days of the Closing Date.

         3. 1999 Results Based Incentive ("RBI") Bonus. You shall be eligible for an RBI Bonus consistent with the terms of the performance measures of the 1999 RBI Bonus Plan.
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         4. Retention  Bonus.  If you  continue  as an employee  until the
Closing Date of the sale of RE&C, you will be eligible to participate in the following Retention Bonus arrangement.

         (A) The Retention Bonus shall be two times the annual base salary rate you are paid as of the Closing Date and two times your targeted 1999 RBI Bonus. The Retention Bonus is divided into three parts and is subject to the terms and conditions set forth below.

             (i) Part 1: Part 1 of the Retention Bonus is twenty-five percent (25%) of one year's base salary and bonus. You will be paid Part 1 if you continue to be an active employee as of the Closing Date. Part 1 will be paid within twenty (20) days of the Closing Date.

             (ii) Part 2: Part 2 of the Retention Bonus is seventy-five percent (75%) of one year's base salary and bonus. You will be entitled to Part 2 if you are employed by the Buyer on the first anniversary of the Closing Date. Part 2 will be paid within twenty (20) days of this date.

             (iii) Part 3: Part 3 of the Retention Bonus is one year's
                   base salary and bonus. You shall receive Part 3 if you are employed by the Buyer on the second anniversary of the Closing Date. Part 3 will be paid within twenty (20) days of this date.

         (B) You shall be entitled to the full Retention Bonus (Parts 1, 2 and 3) as of the Closing Date if:

             (i) You are not offered a position with the Buyer, nor are you offered continued employment with Raytheon Company, an affiliate or subsidiary, or

             (ii) You are offered a position with the Buyer, but the
                  position does not include a base salary essentially equivalent to your base salary with RE&C at the time of the Closing.

         (C) You shall be entitled to any unpaid part of the Retention Bonus if you accept a position with the Buyer and, during the first twenty-four (24) months of such employment, you are:

             (i) Involuntarily separated from employment without cause, as defined below; or

             (ii) Subjected to a substantial reduction in the base
                  salary paid by the Buyer at the inception of your
                  employment with the Buyer.
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         (D) For purposes of this Retention Bonus arrangement, "cause" shall be defined as:

             (i) Failure to perform any of the material duties of the position with the Buyer, including special projects and assignments, after notice and a reasonable opportunity to correct performance; or

             (ii) Breach of any material provision of the Buyer's Standards of Business Behavior and Ethics; or

             (iii) Conviction of, or plea of nolo contendere to, any
                   felony or misdemeanor which has a material impact on your ability to perform the duties of your position.

         (E) If you are entitled to Part 2 or 3 of the Retention Bonus due to the occurrence of the conditions set forth in paragraphs 4(B)-(C), you shall receive this payment within twenty (20) days of written demand from you establishing to Raytheon's satisfaction the occurrence of such condition(s).

         5. Termination Prior to Closing. Raytheon retains the right to terminate your employment prior to the Closing for the reasons set forth below. In the event of a termination for cause, you shall not be entitled to the Retention Bonus. Reasons for termination which shall constitute grounds for a denial of the Retention Bonus are:

         (A) Failure to perform any of the material duties of your position, including special projects and assignments, after notice and a reasonable opportunity to correct performance; or

         (B) Breach of any material provision of the Raytheon's Standards of Business Behavior and Ethics; or

         (C) Breach of any material provision of Raytheon Company Rules and Regulations.

         If you are terminated prior to Closing for a reason other than those specified in subparagraphs (A), (B) and (C) above, you will be eligible for Portion 1 of the Retention Bonus set forth in paragraph 4.

         6. Benefit Assurance. The company intends to seek agreement with the Buyer to provide employee benefits reasonably comparable in the aggregate to the current company benefits. If the company is unable to reach such agreement, you will receive a one-time lump sum payment as a one-year benefit differential.
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         7.  Stock.

             (a) Vested Stock Options at Closing Date: For those stock
                 options which are vested as of the Closing Date, you shall have three (3) years from the last day worked for Raytheon to exercise these options. The procedure for the exercise of the options will vary depending upon whether you exercise the options during or after the first anniversary of your separation from Raytheon.

                 (i)  First Year Exercise: Exercise of these
                      options during the first year following your last day worked for Raytheon shall be pursuant to the procedure set forth in "A Guide to Your Raytheon Company Stock Option Plan" (see page 8 of attached copy).

                 (ii) Exercise Years 2 and 3: The following terms
                      and procedures shall govern the exercise of your options after the first anniversary and ending on the third anniversary of your last day worked for Raytheon:

                      (A)  Basis for Separation from Employment:

                           (1) Involuntarily Without Cause:  If you are
                               involuntarily terminated without cause, as defined in paragraph 3(D), you may exercise these options through the third anniversary of the Closing Date.

                           (2) Involuntarily  With Cause:  If you are
                               terminated for cause, as defined in paragraph 3(D), by the Buyer, you will immediately lose the right to exercise these options as of the date terminated by the Buyer.

                           (3) Voluntary Termination: If you voluntarily
                               terminate your employment during this period, you shall have thirty (30) calendar days following your last day actually worked to exercise these options.
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                      (B) Procedure:

                          (i) On any business day you may elect to obtain the value of all or a portion of these options by contacting the Stock Administration Group, Corporate Human Resources, Lexington, MA at 781-860-2903 and making a verbal request identifying the number of shares you want to "exercise." This request should be confirmed by facsimile letter to the Stock Administrator, Fax No. 781-860-3688 as soon as possible after the verbal request.

                          (ii) Raytheon will then calculate the amount due to you by multiplying the number of shares you want to exercise by the difference between the option price and the highest reported trading price on the date of your request following the time of your request to the Stock Administrator.

                          (iii) Payment of the amount calculated pursuant to subsection (b) above, subject to applicable statutory withholdings, will be sent to you by check, within seven (7) days of your "exercise" request.

             (b) Non-Vested Stock Options at Closing Date. With respect to your options which have not vested as of the Closing Date, the company intends to reach an agreement with the Buyer whereby the unvested options are converted to an equivalent value of Buyer's common stock. Under the intended agreement, structured to comply with the applicable provisions of the Internal Revenue Code (ss. 422 and 424), your current unvested options in Raytheon stock would be adjusted to constitute a Buyer option to acquire the number of shares of Buyer's stock equal to the number of shares of Raytheon stock subject to option times a fraction, the numerator of which is the average of the daily average of the high and low trading prices of Raytheon stock for the three business days prior to the Closing Date, and the denominator of which is the average of the daily average of the high and low trading prices of each share of Buyer common stock for the three business days prior to the Closing Date.

             (c) Restricted Stock. The restrictions on your restricted stock award will be waived as of the Closing Date, and you will receive the cash value of these shares at the highest traded price on that day, payable within twenty (20) days, subject to normal applicable tax withholdings.
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         8. Long Term Achievement Program ("LTAP"). You shall continue as an active participant in the LTAP transition plans for 1999 and 2000; and, the 1999-2001 plan in accordance with LTAP terms. The payout, if any, for the performance cycles shall be made after the performance cycles in accordance with each plan's performance measures.

         9. Pension. As of the Closing Date, you will be vested in the accrued benefit as provided pursuant to the terms of the Raytheon Company Pension Plan for Salaried Employees.

        10. Financial and Estate Planning Program. The financial and estate planning services provided in accordance with the Raytheon Executive Perquisite Program shall continue through June 30, 2000.

        11. Prior to any public announcement concerning the sale of RE&C, you agree that without the prior consent of Raytheon you will not have any contact with nor disclose to any person or entity (other than those individuals identified to you in writing as being active participants in the sale process), either the fact that discussions or negotiations are taking place or have taken place regarding the possible sale of RE&C or any of the terms, conditions or other facts relating to the possible sale, including the status thereof. During the course of the negotiation of the possible sale of RE&C, you recognize your continuing duty of loyalty and obligation to act in the best interests of the Company.

        12. Confidentiality. You agree to keep confidential this agreement and not to disclose either the fact of the agreement or the terms thereof, except where necessary to members of your immediate family, tax or legal advisors, and as required in response to a valid subpoena or court order.

         13. Arbitration of Claims. The parties agree that any disputes arising during the term of your employment with Raytheon and/or RE&C, including but not limited to any claims arising under the terms of this agreement, shall be subject to final and binding arbitration as the sole and exclusive forum for dispute resolution. Arbitration under this section shall be conducted pursuant to the rules of the American Arbitration Association applicable to employment disputes.

         Please acknowledge your acceptance of the terms and conditions of this Retention Bonus agreement by signing below.

                                       Very truly yours,

                                       Raytheon Company

                                       By

                                       Keith J. Peden
                                       Vice President and Deputy Director
                                              Human Resources

AGREED AND ACCEPTED:

Date:

cc:      D. M. Donovan
         G. F. Gasperini